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                                                                   EXHIBIT 10.13


Mr. Charles S. Jones
127 Broad Brook Road
Bedford Hills, NY 10507-2235
USA

Dear Charles:

This letter will confirm the terms of your continuing employment as an officer of Geac Computer Corporation Limited ("Geac") in the capacity of Chairman. This letter is effective as at December 4, 2001.

The Board recognizes the extraordinary efforts you have expended on behalf of Geac as Chairman for nominal consideration. It is the desire of the Board that you continue these efforts. In that vein, you shall continue to serve Geac faithfully to the best of your ability and shall, subject to your continued obligations as a member of the Board of Directors and Committees of the Board of First Funding Corporation (and Chairman) and certain other corporations that you have disclosed to Geac, and acting as an investor individually and in partnerships, throughout the term of your employment devote your reasonable and necessary working time and attention to the business and affairs of Geac and shall use your best efforts to maintain and advance that business while continuing to supervise the President and Chief Executive Officer as the Board's representative between meetings of the Board.


REPORTING RELATIONSHIP

As Chairman, you will report to the Board of Directors. You acknowledge that your powers as Chairman are those delegated to you from time to time by the Board of Directors in accordance with Geac's By-Laws and that the By-Laws provide that each officer shall hold office during the pleasure of the Board. It is understood and agreed that you will provide corporate information to the Board of Directors and the Chair of any Committee of the Board as requested or as required on a reasonably timely basis.


TERM

Your employment is for an indefinite term, subject to the termination provisions as outlined in this letter.

You agree that Geac may require you at any time during your employment to perform your duties from various locations; but you shall not be required to move your residence.




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                                     - 2 -

DETAILS OF YOUR REMUNERATION

(i)      BASE SALARY

         Your base salary will be U.S.$250,000 per annum effective December 4, 2001, subject to annual review. This will be paid in semi-monthly instalments subject to all proper withholding taxes and any deductions attributable to your required or elective contributions to the benefits provided by Geac, including the benefits referred to in Section 3 of this letter.

(ii)     BONUS

         You shall also be entitled to a bonus determined at the discretion of the Board based upon Geac's financial performance.

(iii)    STOCK OPTIONS

         You are hereby granted options (the "Options") to acquire 600,000 Geac common shares (the "Shares") with an exercise price per Share equal to the arithmetic average of the high and low board lot prices of the Shares on the Toronto Stock Exchange on the five trading days immediately preceding December 4, 2001, namely Cdn.$6.37. These Options are granted subject to, and shall be governed by, the terms and provisions of Geac's Stock Option Plan VI. The Options shall vest on December 4, 2002. The "Option Period" as defined in the Plan for the Options shall be ten years commencing December 4, 2001. For the avoidance of doubt, the stock appreciation rights for 200,000 units at an exercise price of Cdn.$4.20 discussed with you prior to the date hereof shall not be granted to you and do not form part of this agreement. In addition, the Board recognizes with gratitude your willingness to accept 600,000 options instead of the 1,000,000 originally discussed in order to provide room under the Plan for options to be granted to others.

(iv)     GROUP BENEFITS

         You will be entitled to receive and participate in all of Geac's standard employee benefit plans, and to receive additional disability coverage at the discretion of the Board of Directors, subject to your qualification for such coverage. To the extent the value of all or any of these group benefits are included in your income for income tax purposes, your base salary shall be grossed up in order to compensate you for income tax payable in respect of such group benefits up to a maximum of US$50,000 per calendar year.

(v)      ADDITIONAL BENEFITS

         Geac shall pay your reasonable annual dues in a golf club.



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(vi)     AUTOMOBILE

         During the period of your employment an automobile shall be made available to you by Geac pursuant to a three-year closed end lease under which the monthly payments, payable by Geac, shall not exceed U.S.$800 plus taxes. Geac shall also pay all operating costs plus insurance for the automobile. Until such leased automobile is provided to you, Geac shall pay you U.S.$800 per month as a car allowance retroactive to December 4, 2001.

(vii)    VACATION

         During each year of your employment you will be entitled to 5 weeks paid vacation to be taken at mutually agreeable times.

(viii)   TAXES

         Provided that you do not become a resident of Canada for purposes of the Income Tax Act (Canada), Geac shall also pay to you such amounts as will cause the net tax cost to you of your Base Salary, Bonuses and Benefits to be no greater than the tax you would have paid as a resident of the state of New York, taking into account for this purpose any tax on amounts payable to you under this paragraph up to a maximum of U.S.$100,000 per calendar year.

For greater certainty, you acknowledge that during the term of this letter agreement you will not be entitled to receive any additional retainers or meeting fees as Chairman or Director of Geac.

VOLUNTARY RESIGNATION

You agree that you will not voluntarily resign without providing Geac with at least 30 days written notice of your intention to resign. Upon the effective date of your resignation, Geac shall pay you all unpaid salary, including a credit for any vacation earned but not taken.

TERMINATION FOR JUST CAUSE

Geac shall have the right to terminate your employment at any time for just cause. In the event your employment is terminated for just cause you will receive on the date of termination a payment equal to all unpaid salary, including credit for any vacation earned but not taken, and a reimbursement of all legitimate expenses incurred up to the date of termination. You will not be paid any bonus payment if you are terminated for just cause.

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                                     - 4 -

TERMINATION WITHOUT JUST CAUSE

Geac shall have the right to terminate your employment at any time without just cause. In the event you are terminated without just cause, you shall be entitled to receive all unpaid salary to the date of termination, and termination or severance pay which shall be calculated as follows (the "Termination Payment"): during the first six months, one month severance for each complete month worked; after six months, one year's severance, payment for any vacation earned but not taken prior to the date of notice of termination, and maintenance of any benefits in accordance with the Employment Standards Act 2000. You will also be reimbursed for all reasonable expenses incurred up to the date of termination. All unvested Options and SARs previously granted shall become fully vested and remain exercisable for 30 days following receipt by you of notice of termination. All payments and amounts will be subject to statutory and other required deductions.

It is agreed that the payments and benefits described in this paragraph are in full and final satisfaction of any claims associated with the termination of your employment under the Employment Standards Act 2000, any other relevant statute or at common law.

CHANGE IN CONTROL AND CHANGE AFFECTING YOUR EMPLOYMENT

1. In the event of a Change in Control and a Change Affecting Your Employment within 12 months of a Change in Control, you may elect to resign from Geac within 120 days of the Change in Control and Change Affecting Your Employment. In the event of your resignation, you will be provided with the following:

(a) On the effective date of your resignation, Geac will pay you the Termination Payment, calculated as though such effective date was the effective date of the termination of your employment by Geac for a reason other than cause; and

2. In such event, you will also be paid, credited or reimbursed, as the case may be, for all unpaid salary (including credit for any vacation earned but not taken), all unpaid bonuses, all accrued bonuses (such bonuses to be determined on a proportionate basis having regards to the proportion of the fiscal year which has elapsed), expenses, benefits and other amounts payable to you or earned by you up to the date of resignation. Also, in such event, all unvested Options and SARs previously granted shall become fully vested and remain exercisable for 30 days following your resignation as aforesaid.

3. In no case will you be entitled to both a payment for termination for any reason other than cause and for a termination in the event of a Change in Control and Change Affecting Your Employment.

For the purposes of this Letter Agreement, "Change in Control" and "Change Affecting Your Employment" are defined as set out in Schedule "C".

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                                     - 5 -

PROPERTY OF GEAC

All equipment, material, written correspondence, memoranda, communication, reports, or other documents pertaining to the business of Geac used or produced by you in connection with your assignment, or in your possession or under your control, shall at all times remain the property of Geac. You shall return all property of Geac in your possession or under your control in good condition within one week of a request by Geac, or within one week of being provided with notice of the termination of your employment.


NON-DISCLOSURE AND OTHER CONDITIONS

You agree to be bound by the terms of the General Confidentiality Agreement attached hereto as Schedule "A".

During the term of this agreement and for a period of one year following the termination of employment, for any reason, you will not directly or indirectly, unless specifically requested in writing in advance by the Company's Board of Directors (and will not at any time assist or encourage others to):

- intentionally act in any manner that is detrimental to the relations between Geac, its customers, employees, subsidiaries or affiliates;

- other than for the purposes of the business of Geac or an affiliated company, solicit any of the officers, employees, customers or business of Geac or be connected with any person or firm or corporation, other than First Funding Corporation (and Chairman) and certain other corporations that you have disclosed to Geac, and acting as an investor individually and in partnerships soliciting or servicing any of the same;

- effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in:

         (a) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries;

         (b) any take-over bid, tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries;

         (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with the Company or any of its subsidiaries; or

         (d) any solicitation of proxies or consents to vote any voting securities of the Company;

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                                     - 6 -

- enter into any discussions, negotiations, arrangements or understandings with any person with respect to any other matter described in the foregoing paragraphs; or

-        take any action inconsistent with any of the foregoing subparagraphs.


RESIGNATION AS OFFICER AND DIRECTOR

You covenant and agree that, upon any notice of your resignation from Geac or termination of your employment being given, you shall forthwith tender your resignation from all offices and directorships then held by you at any of Geac's subsidiaries and affiliates, such resignation to be effective upon the effective date of your resignation or termination of your employment, or at such other date as may be mutually agreed to by you and Geac, and you shall not be entitled to receive any severance payment or compensation for loss of office or otherwise by reason of the resignation, other than what has been provided elsewhere in this Agreement. If you fail to resign as set out above, you will be deemed to have resigned from all Geac offices and subsidiary directorships and Geac is hereby authorized by you to appoint any person in your name and on your behalf to sign any documents or do any things necessary or required to give effect to such resignation. For the avoidance of doubt, you should not be required to resign as a Director of Geac Computer Corporation Limited unless terminated for cause.

Attached hereto as Schedule "B" is the form of resignation letter which you agree to sign at the date of execution of this Agreement, which will be held in escrow by Geac until you provide any notice of your resignation from Geac or Geac terminates your employment for any reason.


CHOICE OF LAW

This Agreement shall be deemed to have been made in and shall be construed in accordance with the laws of the Province of Ontario, Canada.


SUBMISSION TO ARBITRATION

It is hereby agreed that any dispute or controversy in connection with this Agreement, including its interpretation, will be conclusively settled by submission to arbitration (the "Arbitration") in accordance with the rules of arbitration of the Arbitration Act (Ontario) as amended from time to time. The Arbitration will be conducted before a single arbitrator mutually agreeable to the parties (the "Arbitrator"). Each party will be responsible for their own legal costs incurred at the Arbitration. The cost of the Arbitrator will be shared subject to Geac's agreement to reimburse you for your share of the Arbitrator's costs in the event you are largely successful at the Arbitration.


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NOTICES

Any notice required or permitted hereunder shall be deemed to be delivered on the date of actual delivery, if delivered personally, or on the date four days after mailing, if delivered by registered mail. In the case of postal disruption, delivery shall be made by way of personal delivery.


ENTIRE AGREEMENT

This Agreement, together with Schedule "A" and Schedule "B" hereto, contains the entire agreement between us with respect to the subject matter hereof. Any and all other oral or written representations, agreements, arrangements or understandings between us are hereby terminated.

We trust that the above will be acceptable to you and we ask that you indicate your acceptance of this offer by signing the enclosed copy of this letter and returning it to my attention.

Charles, we continue to look forward to your continued participation in the growth of the Company.

Sincerely,

Geac Computer Corporation Limited


"Thomas I.A. Allen"

By:  Thomas I.A. Allen, Q.C.



ACCEPTED:


"Charles Jones"                                      25 Feb 2002
------------------------------------        ---------------------------
Charles Snowden Jones                                   Date


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                                     - 8 -

                                  SCHEDULE "A"

     AGREEMENT RESPECTING CONFIDENTIALITY, EXCLUSIVITY AND NON-SOLICITATION


1.       CONFIDENTIAL INFORMATION

"Confidential Information" means information disclosed to me or acquired by me as a result of my employment with Geac and includes but is not limited to information relating to Geac's products or developments of new or improved products, marketing strategy, sales or business plans, the names and information about Geac's past, present and prospective customers (to whom Geac has made a proposal to during the course of my employment) and clients, trade secrets and any other information which is not in the public domain and which information can be reasonably deemed as confidential information whether or not such information is explicitly identified as being confidential.


2.       USE AND DISCLOSURE

While employed by Geac and following the termination of my employment, I shall not, directly or indirectly, in any way use or disclose to any person any Confidential Information. I agree and acknowledge that Confidential Information of Geac is the exclusive property of Geac and I shall hold all such Confidential Information in trust for Geac. I confirm and acknowledge my fiduciary duty to use my best efforts to protect Confidential Information; not to misuse such information; and to protect such Confidential Information from any misuse, misappropriation, harm, or interference by others in any manner whatsoever.


3.       GEAC PROPERTY

All equipment, material, written correspondence, memoranda, communication, reports, or other documents pertaining to the business of Geac used or produced by you in connection with your assignment, or in your possession or under your control, shall at all times remain the property of Geac. You shall return all property of Geac in your possession or under your control in good condition within one week of a request by Geac, or within one week of the termination of your employment.


4.       EXCLUSIVITY AND DEDICATION

During the period of my employment with Geac and subject to my continued obligations as a member of the Board of Directors and Committees of the Boards of First Funding Corporation and certain other corporations that you have disclosed to Geac, and acting as an investor individually and in partnerships:

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                                     - 9 -

         (a) I shall devote such working time necessary to satisfactorily execute such duties as may be assigned to me by Geac. During such time I shall faithfully and diligently serve and endeavour to further the interests of Geac. Acting in good faith, I advise the Board of Geac that my duties to these aforementioned entities are not so onerous that they would individually or collectively reasonably be expected to impede my ability to continue to perform my role as Chairman of Geac as I have in the past year ;

         (b)      I agree that I shall not engage in or become connected with:

                  (i) any other business during my regular business hours at Geac except as specified elsewhere in this agreement; or

                  (ii) any business which is in competition with Geac at any time.


5.       CONFLICTS

Subject to my continued obligations as a member of the Board of Directors and Committees of the Boards of First Funding Corporation and certain other corporations that you have disclosed to Geac and acting as an investor individually and in partnerships, my employment with Geac does not now and shall not in the future conflict with any obligations or interests that I have with any other person, business, organization or former employer. I agree to notify Geac in writing immediately upon having any knowledge to the contrary of any conflict or potential conflict.


6.       NON-SOLICITATION OF CUSTOMERS

I agree that during the term of this Agreement and for a period of 1 year immediately following the termination of my employment with Geac, I shall not, on my own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, directly or indirectly, solicit, contact, call upon, communicate or attempt to communicate with any customer or prospective customer of Geac or any representative of any customer or prospective customer of Geac, with a view to the sale or provision of any deliverable or service competitive or potentially competitive with any deliverable or service sold or provided or under development by Geac during the 1 year immediately preceding the effective date of the termination of my employment.

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                                     - 10 -


7.       NON-SOLICITATION OF EMPLOYEES

I agree that while I am employed by Geac, and for a period of 1 year following the termination of my employment with Geac, I shall not directly or indirectly, solicit, induce or attempt to induce any Geac employee into leaving the Company's employment, nor shall I directly or indirectly participate in any organization's recruitment or hiring of Geac employees.


8.       TERM

This Agreement shall become effective when signed and shall terminate upon the termination of my employment with Geac, except that paragraphs 1, 2, 3, 6 and 7 shall survive such termination.


9.       SEVERABILITY

I acknowledge that each paragraph of this Agreement is separate from each other paragraph of this Agreement and if any one paragraph is found to be invalid, it shall not invalidate the remainder of this Agreement.


10.      JURISDICTION

This Agreement shall be deemed to have been made in and shall be construed in accordance with the laws of the Province of Ontario, Canada.


11.      INDEPENDENT LEGAL ADVICE

I acknowledge I have read and understood this Agreement and have had the opportunity to obtain independent legal advice prior to the execution of this Agreement. In the event that I did not obtain such advice, I shall not use the absence of such advice in an attempt to obviate, alter, sever or otherwise terminate this Agreement or any part thereof.


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                                     - 11 -


12.      ENTIRE AGREEMENT

This Agreement shall supersede any previous confidentiality agreement or similar understanding which I may have had with Geac. Any amendments to this Agreement must be made in writing and signed by both Geac and me.


This Agreement is effective as at December 4, 2001.


"Charles Jones"                                      "Barbara J. Randi"
-----------------------------------         --------------------------------
Charles Snowden Jones                                     Witness


Charles Snowden Jones                                Barbara J. Randi
-----------------------------------         --------------------------------
(Print)                                     (Print)


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                                     - 12 -

                                  SCHEDULE "B"


Geac Computer Corporation Limited


Dear Sirs:

Re:  Resignation from All Offices and Directorships

Resignation Letter as Chairman of Geac Computer Corporation Ltd. and Officer/Director of any subsidiary.

I hereby tender my resignation to take effect immediately upon the effective date of my resignation from or termination of my employment with Geac Computer Corporation Limited as Chairman of the Board of Geac Computer Corporation Limited. With effect on such date I hereby resign from all offices and directorships at any subsidiaries or affiliates of Geac Computer Corporation Limited. For the avoidance of doubt, this resignation does not include my resignation as a Director of Geac Computer Corporation Limited.

Yours very truly,




Charles Snowden Jones


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                                     - 13 -

                                  SCHEDULE "C"

"Change in Control" means the occurrence of one or more of the following events:

1. The sale, lease or transfer, in one or a series of related transactions, of all or substantially all of Geac's assets considered on a consolidated basis to any person or company or combination of persons or companies;

2. The adoption of a plan relating to the liquidation or dissolution of Geac;

3. The acquisition by any person or company or combination of persons or companies acting jointly or in concert of a direct or indirect interest in more than 50 percent of the ownership of Geac or the voting power of the voting shares of Geac by way of a purchase, merger or consolidation or otherwise (other than a creation of a holding company that does not involve a change in the beneficial ownership of Geac as a result of such transaction);

4. The amalgamation, merger or consolidation of Geac with or into another corporation or the amalgamation or merger of another corporation into Geac with the effect that immediately after such transaction the shareholders of Geac immediately prior to such transaction hold less than 50 percent of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the person surviving such amalgamation, merger or consolidation; or

5. During any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of Geac shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by Geac's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period or who, themselves, were approved during such period by the requisite two-thirds vote specified above.


"Change Affecting Your Employment" means any of the following circumstances which are not accepted by you during the 90 day period immediately following the date on which you become aware of such circumstances:

1. Any change to your employment conditions with Geac which would significantly reduce the nature or status of your responsibilities;

2. A reduction by Geac in your annual compensation as of the date of the Change in Control;

3. The failure by Geac to continue in effect for your benefit any perquisites or

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                                     - 14 -

         participation in any employee benefit plan to which other employees of Geac are entitled, to the same extent to which any other employees enjoy such benefits;

4. Any other change which would constitute "constructive dismissal" under applicable law; or

5. Any change in the location of the principal office of Geac which causes you to substantially increase your travel time or relocate.